EXHIBIT 10.1
SETTLEMENT AGREEMENT
I. PARTIES
    This Settlement Agreement (“Settlement Agreement”) is entered into by and between (i) the United States of America (the “United States”), acting through the United States Attorney’s Offices for the Eastern District of California and District of Oregon, on behalf of the United States Department of Agriculture (“USDA”) Forest Service and the United States Department of the Interior (“DOI”) and their components, and (ii) PacifiCorp d/b/a Pacific Power (“PacifiCorp”). PacifiCorp is also referred to herein as “Defendant.” The United States and PacifiCorp are collectively referred to herein as “the Parties,” and each is individually referred to as a “Party.”
II. PREAMBLE
    As a preamble to this Settlement Agreement, the Parties agree to the following:
A.PacifiCorp is an Oregon corporation based in Portland, Oregon.
B.This settlement resolves, as described below, the United States’ claims concerning the following six fires, collectively referred to herein as the “Subject Fires”:
1. 242 Fire, which began on September 7, 2020, near Chiloquin, Oregon and burned over 14,000 acres, 8,916 of which were federal land.
2.Archie Creek Fire, which began on September 8, 2020, near French Creek in the Umpqua National Forest and burned 131,000 acres, 67,000 of which were federal land;
3.Echo Mountain Complex Fire, which began on September 7, 2020, near Otis, Oregon and burned approximately 2,500 acres, including federal land;

4.South Obenchain Fire, which began on September 8, 2020, east of Eagle Point, Oregon and burned 32,167 acres, 14,780 of which were federal land;
5.McKinney Fire; which began on July 29, 2022, on land next to the Klamath National Forest and burned 60,000 acres, 39,000 of which were U.S. Forest Service land; and
6.Slater Fire, which began on September 8, 2020, on Slater Butte National Forest lands within the Klamath National Forest and burned 157,229 acres of federal land within the Klamath, Six River and Rogue River Siskiyou National Forests.
C.The “Action” refers to United States v. PacifiCorp et al., Case No. 3:24-cv-02102-JR (D. Or.).
D.The United States contends that Defendant is liable for the USDA’s and DOI’s damages caused by the Subject Fires because the Subject Fires ignited as a proximate result of Defendant’s negligent acts and/or omissions leading up to when the Subject Fires ignited and burned onto the USDA and DOI land. The United States’ claims and allegations against Defendant, as set forth in this Settlement Agreement, shall hereinafter be referred to as the “Released Matters.” Released Matters means all liability and any claims, demands, obligations, actions, causes of action, damages, costs, penalties, losses, attorney’s fees, expert fees, expenses, and amounts of any kind, including any claims for compensatory or punitive damages or civil restitution related to or arising out of the Subject Fires affecting federal lands or interests, whether or not such claims were alleged or could have been alleged in the Action, or claims otherwise related in any way to the Subject Fires, except those excluded claims listed in Paragraph 3.

E.This Settlement Agreement is not an admission of any negligence, wrongful conduct or liability by Defendant, or a concession by the United States that its claims and allegations are not well-founded.
F.To avoid the delay, uncertainty, inconvenience, and expense of litigation, the Parties mutually desire to reach a full and final settlement of this matter, pursuant to the Terms and Conditions set forth below.
    NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions, terms, and obligations set forth in this Settlement Agreement, the Parties agree to settle this matter as follows:
III. TERMS AND CONDITIONS
1.In consideration of the obligations of the Parties set forth in this Settlement Agreement, Defendant agrees to pay the total sum of $575,000,000 (the “Settlement Amount”), all of which constitutes restitution, to the United States, with $450,000,000 of this Settlement Amount allocated to USDA and $125,000,000 of this Settlement Amount allocated to DOI. The Parties agree that the Settlement Amount will be allocated to the Subject Fires as follows:
a. 242 Fire: $21,483,913;
b.Archie Creek Fire: $301,232,372.80;
c.Echo Mountain Complex Fire: $30,492.04;
d.South Obenchain Fire: $12,934,969.55;
e.McKinney Fire: $40,306,674; and
f.Slater Fire: $199,011,578.61.
Defendant shall pay the full Settlement Amount to the United States within 10 calendar days of the Effective Date of the Settlement Agreement. The Settlement Amount shall be paid by electronic funds transfer pursuant to written instructions to be provided by the Civil Division of the United States Department of Justice. If PacifiCorp fails to pay the Settlement Amount in full within 30 calendar days of the Effective Date of this Settlement Agreement, interest shall begin accruing on the Settlement Amount, at a rate of 6% annually, compounded daily. Upon receipt of the full Settlement Amount, the Parties shall promptly sign and file a Joint Stipulation of Dismissal of the Archie Creek Action pursuant to Rule 41(a)(1).
2.Subject to the exceptions in Paragraph 3 below concerning excluded claims, in consideration of the obligations of the Parties to this Settlement Agreement, and conditioned upon the full payment of the Settlement Amount by Defendant, the United States (on behalf of itself, its officers, agents, agencies, and departments) hereby fully and finally releases Defendant and its current and former officers, directors, members, partners, agents, attorneys, insurers, employees, shareholders, parent corporations, direct and indirect subsidiaries, divisions, affiliates, predecessors, successors and assigns, and any of them from the Released Matters. The United States acknowledges that the Released Matters includes claims that are presently unknown, and that the releases contained in this Agreement are intended to and do fully, finally, and forever discharge all Released Matters, whether now asserted or unasserted, known or unknown, real or imaginary, actual or potential, which arise out of or are in connection with the Released Matters.
3.Notwithstanding any term of this Settlement Agreement, specifically reserved and excluded from the scope and terms of this Settlement Agreement as to any entity or person, including Defendant, are the following potential claims of the United States:
a.Any civil or administrative liability arising under Title 26, United States Code (Internal Revenue Code);

b.Any criminal liability;
c.Any claim by PacifiCorp or the United States (or its agencies) not arising out of or related to the Released Matters;
d.Any claim arising under the False Claims Act (31 U.S.C. §§ 3729 et seq.), and any common law cause of action for fraud; and
e.Any liability based upon such obligations created by this Settlement Agreement or the Term Sheet executed on December 31, 2025.
4.Subject to paragraph 3, in consideration of the obligations of the United States set forth in this Settlement Agreement, Defendant hereby fully and finally releases the United States and its employees, servants, agents, agencies, and departments from the Released Matters, including without limitation any claims concerning the United States’ investigation of the cause of the Released Matters, and the United States’ actions in pursuing claims for damages caused by the Released Matters. PacifiCorp, on its own behalf and on behalf of any of its predecessors, successors and assigns, acknowledges that the Released Matters includes claims that are presently unknown, and that the releases contained in this Agreement are intended to and do fully, finally, and forever discharge all Released Matters, whether now asserted or unasserted, known or unknown, real or imaginary, actual or potential, which arise out of or are in connection with the Released Matters.
5.The Parties acknowledge that they have been advised of, understand, and expressly waive all rights they may have by virtue of Section 1542 of the Civil Code of the State of California, or any comparable provision under the law of any state, territory or country. Section 1542 of the California Civil Code states that:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR

HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

6.Each of the Parties warrants and represents that it freely and voluntarily enters into this Settlement Agreement without any degree of duress or compulsion whatsoever, after having been apprised of all relevant information and data by its legal counsel. Each of the Parties further warrants and represents that no other Party or its representative has made any promise, representation or warranty, express or implied, except as expressly set forth in this Settlement Agreement, and that no Party has relied on any inducements, promises, or representations made by any Party to this Settlement Agreement, or its representatives, or any other person, except as expressly set forth herein.
7.Each Party to this Settlement Agreement shall bear its own costs, attorneys’ fees, and other expenses incurred in any manner in connection with the investigation, litigation, and resolution of this matter, including the preparation and performance of this Settlement Agreement.
8.Except as provided in paragraphs 2 and 4, this Settlement Agreement is intended to be for the sole benefit of the Parties only. The Parties do not release any claims against any other person or entity not expressly released by this Settlement Agreement.
9.Each individual signing this Settlement Agreement on behalf of Defendant represents and warrants that they have the power, consent, and authorization of the Party on whose behalf he or she is signing to execute this Settlement Agreement.
10.The individual(s) signing on behalf of the United States represent that they are signing this Settlement Agreement in their official capacity and that they are authorized to execute this Settlement Agreement.

11.Each Party represents and warrants that it has not transferred anything being released under this Settlement Agreement, and is not aware of any such transfer, and that the Party is not aware of any prohibition of any type that prevents the Party from performing the terms of this Settlement Agreement.
12.Nothing in this Settlement Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of Title 26, United States Code (Internal Revenue Code).
13.This Settlement Agreement is binding on each of Defendant’s successors in interest, transferees, and assigns.
14.Each Party warrants that it has been represented by, and has sought and obtained the advice of independent legal counsel with regard to the nature, purpose, and effect of this Settlement Agreement. The Settlement Agreement was negotiated by the Parties and their respective counsel, each of whom had the opportunity to participate in the drafting thereof. The Parties hereby declare that the terms of this Settlement Agreement have been completely read, fully understood, and voluntarily accepted following opportunity for review by legal counsel of their choice.
15.For purposes of construction, this Settlement Agreement shall be deemed to have been drafted by all Parties to this Settlement Agreement. The words of this Settlement Agreement shall not, therefore, be construed against any Party for that reason in any subsequent dispute, but shall be construed so as to effect their fair meaning, the Parties having waived the benefit of California Civil Code § 1654 and similar laws.
16.The Parties consent to the public disclosure of this Settlement Agreement, and of information about the Action and this Settlement Agreement.

17.This Settlement Agreement constitutes the complete agreement between the Parties, and supersedes and replaces all prior negotiations and agreements, including the December 31, 2025 Term Sheet, whether written or oral, regarding the resolution of the claims between the Parties with respect to the subject matter hereof.
18.This Settlement Agreement may be executed in counterparts, each of which constitutes an original and all of which taken together shall constitute one valid and binding Settlement Agreement between the Parties.
19.This Settlement Agreement may not be altered, amended, or modified, except by a writing duly executed by authorized representatives of all Parties.
20.This Settlement Agreement is governed by the laws of the United States. The Parties agree that, should any judicial action be required to enforce or interpret this Settlement Agreement, or to resolve any dispute hereunder, the exclusive jurisdiction and venue for such action shall be in the United States District Court for the Eastern District of California or District of Oregon.
21.This Settlement Agreement is effective, final, and binding as of the date of signature of the last signatory to the Settlement Agreement (“Effective Date”). Transmittal and receipt of facsimiles or PDF versions of signatures shall constitute acceptable, binding signatures for purposes of this Settlement Agreement.
22.All Parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force and effect to the terms and intent of this Settlement Agreement.

23.The statements set forth in Sections I and II of this Settlement Agreement are incorporated by reference herein as if set forth in full.

THE UNITED STATES

Dated: February 20, 2026	By:	/s/ Scott Bradford
SCOTT BRADFORD
United States Attorney
District of Oregon

Dated: February 20, 2026	By:	/s/ Eric Grant
ERIC GRANT
United States Attorney
Eastern District of California

DEFENDANT

Dated: February 20, 2026	By:	/s/ Cindy A. Crane
Cindy A. Crane
PACIFICORP
Chair of PacifiCorp's Board of Directors